Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated August 2, 2013 to

Pricing Supplement No. 6, dated December 2, 2011 and Pricing Supplement No. 4, dated November 30, 2011 to Prospectus Supplement and Prospectus dated November 28, 2011 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between July 2, 2013 and August 1, 2013:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,300,000	80.384%	$4,260,352	July 8, 2013
$14,000,000	81.559%	$11,418,260	July 10, 2013
$2,000,000	81.559%	$1,631,180	July 10, 2013
$3,000,000	82.230%	$2,466,900	July 15, 2013
$5,000,000	82.230%	$4,111,500	July 15, 2013
$1,000,000	83.101%	$831,010	July 19, 2013
$5,000,000	83.101%	$4,155,050	July 19, 2013
$2,500,000	83.306%	$2,082,650	July 23, 2013
$1,500,000	83.781%	$1,256,715	July 24, 2013
$3,000,000	82.805%	$2,484,150	July 31, 2013

Linked to the Rogers International Commodity Index®

—Metals Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between July 2, 2013 and August 1, 2013:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	87.769%	$877,690	July 9, 2013

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$43,300,000	82.160%	$35,575,457	$4,852.49 (1)

(1)    The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of these pricing supplements, there are unused registration fees of $46,071.18 that have been paid in respect of the securities covered by pricing supplements No. 6 and No. 4 under the registration statement on Form F-3 (No. 333-178202) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $41,218.69 remain available for future offerings for such pricing supplements described above.